Exhibit 99.1
FOR IMMEDIATE RELEASE
Video Display Corporation Reports Six Month Results
Atlanta, GA — October 14, 2008 — Video Display Corporation (NASDAQ: VIDE) today reported revenues and net earnings for the first six months of fiscal 2009 ended August 31, 2008 in line with previous guidance. Revenues for the six-month period ended August 31, 2008 decreased $3.6 million or 12.5% versus the six-month period ended August 31, 2007. Net income was $1.1 million, or $.12 per fully diluted share, for the period compared to $2.1 million, or $.22 per fully diluted share, for the six months ended August 31, 2007.
Revenues decreased $3.58 million or 15.6% in the 2nd quarter of fiscal 2009, versus the 2nd quarter of fiscal 2008, to $19.3 million. Net income was $.55 million, or $.06 per fully diluted share, for the three months ended August 31, 2008 compared to $1.2 million, or $.13 per fully diluted share, for the three months ended August 31, 2007.
Company CEO, Ron Ordway, stated, “Results for the second fiscal quarter were inline with previously budgeted expectations. The comparable 2007 period was positively affected by a state tax refund of income taxes overpaid in previous years, accounting for nearly $.02 per share during that period, as well as large unrepeated revenues from the Distribution Segment of the Company’s business. Based upon the Company meeting expectations for the first six months of fiscal 2009, and a far stronger 2nd half, the Company continues to foresee full year results of $0.28 to $0.32 as achievable and that guidance previously given will be met. We will review full year expectations based upon the third quarter 2009 results and amend the fiscal 2009 guidance to reflect these new inputs if required at that time.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates eight display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 29, 2008, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2008	2007	2008	2007
Net sales	$19,287	$22,864	$38,792	$44,329
Cost of goods sold	12,219	15,208	24,532	29,133

Gross profit	7,068	7,656	14,260	15,196

Operating expenses
Selling and delivery	1,846	1,967	3,787	3,889
General and administrative	4,180	3,850	8,360	7,735

	6,026	5,817	12,147	11,624

Operating profit	1,042	1,839	2,113	3,572

Other income (expense)
Interest expense	(282)	(470)	(568)	(941)
Other, net	48	140	160	205

	(234)	(330)	(408)	(736)

Income before income taxes	808	1,509	1,705	2,836
Income tax expense	255	272	572	746

Net income	553	$1,237	1,133	$2,090

Basic earnings per share of common stock	$.06	$.13	$.12	$.22

Diluted earnings per share of common stock	$.06	$.13	$.12	$.22

Basic weighted average shares outstanding	9,374	9,637	9,421	9,642

Diluted weighted average shares outstanding	9,482	9,687	9,530	9,698

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080